FOR IMMEDIATE RELEASE

                   TRISM, INC. ADOPTS STOCKHOLDERS RIGHTS PLAN

          KENNESAW, GEORGIA, April 27, 2001-- TRISM, Inc. (OTC Bulletin Board:
TSMX.OB) announced today that its Board of Directors has adopted a stockholders rights plan. The Rights Plan is designed to assure that all of TRISM's securityholders are offered a full and fair price in the event a potential acquiror seeks to gain control of TRISM and to protect securityholders from attempts to acquire effective control through open market and/or private purchases of common stock without paying a fair control premium to either selling or remaining stockholders.

          As previously announced, the Board has retained the Carreden Group Inc., a New York investment banking firm, to assist TRISM in pursuing strategic alternatives. With the assistance of the Carreden Group, TRISM is currently in preliminary discussions with third parties who have expressed an interest in acquiring all or substantially all of the assets of TRISM. Carreden Group is also exploring the refinancing of TRISM's existing credit facility.

          Recently, a group led by Edward McCormick, formerly the Chairman of the Board, President and Chief Executive Officer of TRISM, has claimed to have entered into an agreement to acquire the shares of common stock and Senior Subordinated Notes due 2005 of TRISM held by a financial institution that is TRISM's largest stockholder and Noteholder. Mr. McCormick's group has also requested that the current Board of Directors appoint designees of the group as Directors who would then constitute a majority of the members of an enlarged Board of Directors which would then appoint Mr. McCormick as the CEO of TRISM. TRISM does not know whether the group has in fact acquired any of its securities, but believes that the adoption of the Rights Plan is an appropriate step to protect all stockholders and Noteholders from the group's attempt to acquire control of TRISM without proposing a transaction in which all stockholders and Noteholders could participate. The Carreden Group has invited Mr. McCormick's group to participate on equivalent terms in its ongoing process of seeking proposals from third parties to acquire TRISM. The Board believes that the Rights Plan will facilitate the orderly conduct of the process being undertaken by the Carreden Group.

          Under the terms of the Rights Plan, stockholders of record as of April 27, 2001 will receive a dividend distribution of one common stock purchase right for each outstanding TRISM share. As the Rights are not initially exercisable, no Rights Certificates will be issued at this time.

          The Rights will become exercisable for shares of common stock of TRISM only if a person or group (other than those required to report ownership on Schedule 13G) acquires beneficial ownership of 30% or more of TRISM's outstanding common stock or commences a tender or exchange offer for 30% or more of the common stock.

          Each Right will initially entitle the holder to purchase one newly-issued share of Common Stock at an exercise price of $1.50 per share. However, if any Person becomes the beneficial owner of 30% or more of TRISM's common stock (except through a tender or exchange offer for all shares which the Board deems to be fair and otherwise in the best interest of TRISM and its stockholders) and the Board does not within ten days thereafter (subject to extension) redeem the Rights, each Right not owned by such person or related parties will then enable its holder to purchase, at the Right's then current exercise price, TRISM common stock (or, in certain circumstances as determined by the Board, a combination of cash, property, common stock or other securities) having a value of twice the Right's purchase price.

          Under certain circumstances, if TRISM is acquired in a merger or similar transaction with another person, or sells more than 50% of its assets, earning power or cash flow to another entity, each Right that has not previously been exercised will entitle its holder to purchase, at the Right's then current exercise price, common stock of such other entity having a value of twice the Right's exercise price.

          TRISM will generally be entitled to redeem the Rights at $.001 per right at any time until ten days (subject to extension) following a public announcement that a 30% position has been acquired.

          Details of the Stockholders Rights Plan are outlined in a letter which will be mailed to all stockholders and in filings with the Securities and Exchange Commission.

          TRISM, Inc. (http://www.trism.com ), headquartered in Kennesaw, GA., is the nation's leading transportation company specializing in the transportation of heavy weight, over-dimensional, environmental, and secured materials. TRISM operates a pool of more than 1,700 tractors and over 4,000 trailers throughout North America. The multiple specialized equipment in these fleets is designed to meet customers' varied transportation requirements.